FULFILLMENT SERVICING AGREEMENT

This amended agreement between U.S. Bancorp Fund Services, LLC (USBFS) and Potomac Funds, a Massachusetts Business Trust, (hereinafter called the “FUND”) is entered into on this 16 day of February, 2004, and is meant to modify the original agreement dated October 1, 1997.

WHEREAS, the Fund provides investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, USBFS provides fulfillment services to mutual funds;

NOW, THEREFORE, the parties agree as follows:

Duties and responsibilities of USBFS

1.	Answer all prospective shareholders calls concerning any of the Funds listed in the attached Schedule A that may be modified from time to time.

2.	Provide 24 hour answering service to record prospect calls made after our normal business Hours (7 p.m. to 8 a.m. CT).

3.	Send periodic fulfillment reports to the Funds as agreed upon between the parties.

Compensation

The Fund agrees to compensate USBFS for the services performed under this agreement in accordance with the attached Schedule B; the Fund agrees to pay all invoices within ten days of receipt.

Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than in the performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

Termination

This agreement may be terminated by either party upon 30 days written notice.

Dated this 1st day of March, 2003

Potomac Funds	USBFS

Sign: /s/ Daniel O’Neill	Sign: /s/ Joe D. Redwine

Print: Daniel O’Neill	Print: Joe D. Redwine

Title: President	Title: President

Date: 2/16/04	Date: 5/14/04

Attest: /s/ Eric W. Falkeis	Attest: _________________

Exhibit A
to the
Fulfillment Servicing Agreement

Fund Names

Name of Series	Potomac U.S./Short Fund
Potomac U.S. Plus Fund	Potomac OTC/Short Fund
Potomac OTC Plus Fund	Potomac Small Cap/Short Fund
Potomac Small Cap Plus Fund	Potomac Dow 30/Short Fund
Potomac Dow 30 Plus Fund	Potomac Japan/Short Fund
Potomac Japan Plus Fund	Potomac MidCap/Short Fund
Potomac MidCap Plus Fund	Potomac Total Market/Short Fund
Potomac Total Market Plus Fund	Potomac Cardinal Fund
Potomac Warwick Fund	Potomac Horizon Fund
Potomac Portfolio Strategies Fund	Potomac Flexible Plan VR Fund
Potomac U.S. Government Money Market Fund
Potomac Evolution Managed Bond Fund
Potomac Evolution Managed Equity Fund